Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

FRPT - Q4 2010 Force Protection Inc Earnings Conference Call

Event Date/Time: Mar 09, 2011 / 09:30PM  GMT

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CORPORATE PARTICIPANTS

Wes Harris

Force Protection, Inc. - Director, Investor Relations

Charlie Mathis

Force Protection, Inc. - CFO

Randy Hutcherson

Force Protection, Inc. - COO

Michael Moody

Force Protection, Inc. - Chairman & CEO

CONFERENCE CALL PARTICIPANTS

Jim McIlree

Merriman Curhan Ford & Co. - Analyst

Josephine Millward

Benchmark Capital - Analyst

Brian Ruttenbur

Morgan, Keegan & Company - Analyst

Joe Maxa

Dougherty & Company - Analyst

Paul Meeks

Capstone Investments - Analyst

Jonathan Richton

Imperial Capital - Analyst

PRESENTATION

Operator

Greetings, and welcome to the Force Protection, Incorporated 2010 fourth quarter and full-year earnings call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Wes Harris, Director of Investor Relations for Force Protection, Inc. You may proceed.

Wes Harris - Force Protection, Inc. - Director, Investor Relations

Thanks, Derek. Good afternoon, everyone, and thank you for joining us.

Before we get started, I would like to remind everyone that statements made in the course of this conference call that express the Company’s or management’s beliefs and expectations and which are not historical facts or respectively are considered forward-looking statements. These include statements regarding the Company’s expected awards and demands for its products and services, timing of deliveries, revenue opportunities, financial conditions, timing of revenue recognition, earnings, business strategy, and development efforts. It’s important to note that our actual results may differ materially from those contained in or implied by such forward-looking statements, due to a variety of factors that could adversely affect the Company’s business. During this call, we will be referring to adjusted gross margin, adjusted operating income, adjusted net income, and adjusted net income per share, which are non-GAAP financial measures that exclude the charge for the litigation settlement in the third quarter of 2010, and a write-down of Cheetah inventory and other associated costs in the third quarter of 2009. A copy of our earnings press release, along with the accompanying balance sheet and statement of operations, as well as a reconciliation of adjusted gross margin, adjusted operating income, adjusted net income, and adjusted net income per share to the most directly comparable GAAP measures used during this call, is available on the Investor Relations section of our website under www.forceprotection.net. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the 10-K for the period December 31, 2010, under the headings Risk Factors, A Special Note Regarding Forward-Looking Statements, and Business Strategy. Copies of these filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof. Inclusion of any statement in this call does not constitute an admission by Force Protection or any other person that the events or circumstances described in such statements are material.

With those formalities out of the way, I will turn the call over to Michael Moody, Chairman and Chief Executive Officer of Force Protection, Inc. Michael.

Michael Moody - Force Protection, Inc. - Chairman & CEO

Thank you, Wes.

Good afternoon, everyone. We appreciate you joining us for our 2010 fourth quarter and full-year earnings call. As usual today, with me are Charlie Mathis, our Chief Financial Officer, and Randy Hutcherson, our Chief Operating Officer.

I’ll begin today with some commentary surrounding our important successes of the past year. Following that, Charlie will cover the financial results, and Randy will discuss our current operations and business development efforts. I’ll end up our prepared remarks with a discussion surrounding our outlook and, particularly, threats and opportunities as we look at the allocation of our resources. Following that, we’ll be happy to answer your questions.

As we look back at last year, it’s clear to me that 2010 marked an important and successful year for Force Protection. The year puts us in solid foundation to grow the Company going forward. We achieved success on multiple key fronts in 2010. I particularly want to note that we achieved gross margins in excess of 20% for the last quarter and the whole of 2010. This has been an important objective. Charlie Mathis and I have spoken about this target in the past, and it’s pleasing to see this result for 2010.

In addition to delivering 225 vehicles during the year and providing spares and related services to ensure our vehicles remain in good condition for troops in theater, in 2010, we widened our operational footprint in support of our country’s efforts in Afghanistan. At multiple locations, our deployed force of more than 400 field service representatives supported our customers’ needs for ongoing service and sustainment, as well as installation of modernization products designed to enhance the capabilities of vehicles and other MRAPs.This resulted in more than $300 million of modernization revenue in 2010 or a 30% increase over 2009.

During 2010, we also made important progress related to new vehicle programs, including the down select of two Cougar variance solutions for Canada’s Tactical Armored Patrol Vehicle, or TAPV, program. This program is valued at more than $1 billion and requires delivery of approximately 600 vehicles and associated long-term support services. We currently expect that a contract with the finally selected bidder will come as early as the end of this year.

In addition to our progress in Canada with the Cougar, we made significant inroads in 2010 with the Ocelot. This included a down select as one of three potential solutions for the manufactured and supported in Australia, or MSA option, for the Land 121Phase 4 program. This program is valued at more than $1.3 billion and requires the delivery of approximately 1,300 vehicles and trailers, as well related long-term support. We currently anticipate that a further down select in Land 121 will come later this year. We believe the Ocelot is an excellent solution for this Australian requirement.

Of course, one of the most significant highlights of the year was the $280 million contract awarded for the Ocelot as the preferred solution for the United Kingdom’s light protected patrol vehicle, or LPPV program. In support of the program, we’re substantially expanding the capability and related headcount of Force Protection Europe in the United Kingdom. We anticipate vehicle deliveries for the current order will begin in the fall of this in year and conclude in the spring of 2012. Given its unique capabilities, we believe there’s a good prospect that the UK will contract for additional Ocelots beyond the current requirement of 200 vehicles. We expect to have further clarity on this opportunity by the time the Ocelot begins to be delivered to the customer later this year. I should also mention that we are putting substantial effort into opportunities for the Ocelot here in the United States.

This progress in major vehicle competitions around the world results from our strategy of pursuing targeted campaigns with clear offerings of choice. We understand how threats are developing, and we understand our customers’ requirements. We have the technology to produce unique solutions and the culture of innovation and leaning forward, which allows us to rapidly turn these solutions into products of choice. This is a competitive advantage, which we have and are utilizing to bring longer-term revenue streams for Force Protection.

I can’t leave this initial review of 2010 without recognizing that we have secured more than $1 billion in new orders during the year. This allowed us to enter 2011 with more than $560 million in funded backlog. About three-quarters of the total amount, or well over $400 million, is expected to be recognized in 2011. As such, we have significant visibility to a substantial portion of our targeted full-year revenue for this year, and we continue to expect that we will grow revenue from 2010 levels.

With that brief summary, I would like to now turn the call over to Charlie Mathis to discuss our financial results in detail. Charlie.

Charlie Mathis - Force Protection, Inc. - CFO

Thank you, Michael, and good afternoon to everyone.

As expected, we ended 2010 with fourth quarter financial results that were by far the strongest of the year. Net sales for the fourth quarter of 2010 were $207.7 million, compared to $289 million in the fourth quarter of 2009. We shipped 18 vehicles in the fourth quarter of 2010, compared to 91 vehicles in the fourth quarter of 2009. While the number of vehicles delivered in the 2010 fourth quarter was less than what we had originally anticipated, there were a number of vehicles in transit, or waiting for final inspection, that were subsequently delivered in the first quarter of 2011. In addition, I would point out that there were 283 vehicles in backlog at the end of 2010, compared to 16 backlogged at the end of 2009.

Fourth quarter 2010 spare sustainment and modernization sales were $200.6 million, compared to $220.2 million in the fourth quarter of 2009. Spares and sustainment revenues were $59.9 million for the quarter. Modernization revenue for the quarter was $140.7 million, which was made up of the initial delivery and new seats for the US Marines’ fleet of Cat I Cougars, continuing installation of ISS kits, and other programs designed to enhance the survivability and operating characteristics of our vehicles.

The fourth quarter gross profit margin was 20.7%, compared to 18.1% in the fourth quarter 2009. The gross margin improved as a result of a favorable product mix and improved cost controls at the program level. Total general and administrative expenses for the 2010 fourth quarter were $21.2 million. The increase from the fourth quarter of 2009 was primarily associated with higher spending on our business development efforts, strategic initiatives and administrative and related infrastructure, and support of the LPPV program in the UK. We recently reduced the workforce in our domestic operations and continue to pursue other expense reduction initiatives.

Total R&D expense during the 2010 fourth quarter was $5.9 million, as compared to $6.4 million in the fourth quarter of 2009. Spending for the 2010 fourth quarter included costs for the further development of the Ocelot for a worldwide market, additional testing and development of the JAMMA, and continued investment in vehicle survivability enhancements and other armored development opportunities. We reported 2010 fourth quarter operating income of $15.9 million and net income of $11.2 million or $0.16 per share. Included in these results was a 31.1% effective tax rate, which benefited from the extension of the R&D tax credit passed by Congress late last year.

Turning briefly to our 2010 full-year financial results, we recorded net sales of $656 million, compared to $977.1 million in 2009. The decrease in total vehicle deliveries and spares and sustainment revenue were partially offset by the 30% increase in modernization sales that Michael discussed earlier. We reported a gross margin of 20.4% in 2010, as compared to 14.5% in the prior year. Last year’s cost of sales included $19.3 million of Cheetah-related expenses that were written off in the 2009 third quarter. Excluding these charges, the 2009 adjusted full-year gross margin was 16.5%.

The significant increase in gross margin for the 2010 full year was attributed to enhancements in our program cost management and control systems, as well as the mix of sales, of which we had some variations on contract profitability. Adjusted operating income for 2010 was $31.9 million, which excludes the third quarter charge of $8.5 million for the estimated settlement of the long-standing federal shareholder litigation. Finally, after adjusting for the litigation settlement, net income for 2010 was $20.7 million, or $0.30 per share.

Looking to the December 31, 2010, balance sheet and cash flow statement, our cash position was $150 million, which represented more than a 40% increase from our cash balance at the end of the third quarter. We generated $37.4 million of cash from operations for the full year. Also contributing to our year-end cash position was the defenitization of a number of contracts that resulted in the net collection of approximately $32 million during the 2010 fourth quarter.

Included in our December 31 accounts receivable balance of $124.8 million was $53.8 million of earned and unbilled receivables, which represents a significant decrease from the balance three months prior. Approximately half of that $53.8 million is associated with undefinitized contracts. We are focused on definitizing these contracts over the next few months, which will further increase our cash position. Finally, capital expenditures for 2010 were $16.2 million, as compared to $11.2 million for the prior year.

As for the 2011 financial outlook, primarily due to the timing of orders, and one-time costs associated with the recent workforce reduction, we expect we will be challenged to show a profit through the first half of the year. However, as we look to the full-year 2011, we continue to anticipate that we will generate significant cash from operations and will grow our 2011 full-year revenue and earnings from 2010 levels. Supporting this view is our substantial backlog at the end of 2010 that includes expected deliveries of the Ocelot for the LPPV program in the second half of 2011, as well as expected continued orders from both domestic and international customers.

And I’ll turn it over, Randy, to speak more about these opportunities.

Randy Hutcherson - Force Protection, Inc. - COO

Thank you, Charlie, and good afternoon to everyone.

As Michael mentioned, during 2010, we made important progress in our core business on multiple fronts, including the continued delivery of vehicles to customers. The Buffalo remains the cornerstone for US and coalition military’s route clearance requirements. We have funded orders in place for Buffalo deliveries through late summer of this year. We anticipate additional orders will be placed by the Army once we have achieved formal program of record status, which we are on target for securing this year. As such, we expect orders of up to 100 Buffaloes annually for at least the next two years.

In addition to Buffalo, the Cougar remains a valuable and relevant vehicle. During 2010, we delivered a total of 161 vehicles, including 127 to the United Kingdom. At this point, we have visibility to sales of 50 to 75 Cougar and related variance for 2011, and we are aggressively pursuing additional worldwide sales of vehicles beyond this amount.

To this point about worldwide sales for the Cougar, we continued to make important progress on our efforts in Canada related to the TAPV program. Given that the Cougar has proven to be an invaluable asset in the current conflict in Afghanistan and previously in Iraq, we believe our offering for TAPV would be ideal for the Canadian military. We will be responding to the formal RFP for this program, which is expected within the next month or so. The evaluation by the Canadian government is anticipated to conclude as early as the end of this year with the selection of a preferred solution.

In addition to sales of new vehicles, we remain focused on a number of efforts to improve or modernize the existing Cougar fleet. As mentioned earlier in today’s call, our operating facilities in the Middle East continue to generate substantial revenue for the Company and have been an invaluable resource for our customers. We continue to expect a number of field service representatives serving the needs of our customers to stay above 400, at least through 2011. We believe the world market for blast- and ballistic-protected vehicles and related survivability solutions will remain strong.

We anticipate a large number of MRAPs will continue to be utilized beyond the campaign in Afghanistan.  As part of the core fleet of coalition partners, customers are anticipated to seek ongoing improvements to MRAPs to insure they operate efficiently against the evolving threats and to promote the highest levels of operational readiness. As an innovator in MRAP technology, we are investing in research, development, and engineering to ensure we maintain a leading role in the effort to enhance MRAP vehicles.

In addition to modernization, MRAP fleets will continue to require spares and sustainment services. As such, we are aggressively pursuing a number of initiatives in this important area of our Business. As part of an experienced team, we are pursuing the US Army’s RCV MRAP CLSS program. We expect this multi-year program will be worth hundreds of millions of dollars annually to the chosen service provider. At this point, we expect the issuance of a formal RFP by this summer, with the selection of the preferred provider by later this year.

Turning attention to the LPPV program, since securing the $280 million contract award with the UK in late November, the Force Protection Europe team has moved forward on a number of key fronts in anticipation of production beginning this summer. Over the next couple of months, we are heavily focused on performing reliability growth trials and a critical design review in concert with the customer. We remain confident in our ability to deliver within the requirements of this program.

We are also making important progress in Australia with the Ocelot in the MSA option of the Land 121 Phase 4 program. We achieved a significant accomplishment in late February with the delivery of command and utility variance to the customer. We have begun assessment and related trials on both vehicles. Assuming we are included in the further down select in MSA option later this year, we will move into stage two of the program.

Finally, we continue to successfully develop and test JAMMA, which was specifically designed to meet an upcoming Air Force requirement under the GAARV program. We have been showing the vehicle to other potential customers outside of the United States, and there is significant interest, especially from special operations users.

I will now turn the call back over to Michael.

Michael Moody - Force Protection, Inc. - Chairman & CEO

Thanks, Randy.

Charlie, Randy, and I have all spoken of Force Protection’s accomplishments in 2010 and the solid platform we have for growth in 2011 and beyond. However, we also clearly recognize that Force Protection faces many variables and uncertainties going forward. Just to highlight a few, we’ve talked today about the unevenness of our revenues quarter-to-quarter. Also, many of our customers are faced with very severe budget pressures, and specifically, reduced defense budgets. We have the whole question of the size and timing of the draw down of troops from Afghanistan and the longer-term use of equipment. And of course we now have the evolving turmoil in North Africa and the Middle East.

We certainly see this environment as posing some threats to Force Protection but also offering many opportunities. As an innovative forward-leaning survivability solutions Company with unique technologies and capabilities, we see that Force Protection will continue to have an important role to play. We see in these opportunities and threats that it’s critical that we take a balanced approach to serving our current customers, capturing new business, and broadening the business, while we’re meeting the needs of our shareholders.

We are executing this balanced approach by, firstly, providing working capital and resources to win business and deliver to our current and new customers. Second, by investing in opportunities surrounding our platforms, including enhancement and modernization of our current vehicle fleets and further development activities for the Ocelot, JAMMA, and other vehicles. Third, by investing in research and development to identify the next generation of survivability enhancements for both our vehicles and a broad range of other platforms. Fourth, by growing, through strategic acquisitions and investments, which will help broaden the Company and expand our capabilities. And, finally, by implementation of a share repurchase program.

In regard to the share repurchase program, the Board of Directors of Force Protection has authorized management to implement a program to repurchase $20 million of Company stock on the open market.  We had a strong cash balance at the end of 2010 and expect to generate additional operating cash for 2011. Our strategy allows us to utilize this cash and all of the other resources of Force Protection to grow and broaden the Company.

As we look at 2011 and beyond, we have reasonable visibility into revenues for this year and into 2012. We’re demonstrating success with focused campaigns and innovative products and services designed to win business and build our revenue streams into the future. We will continue to seek opportunities to diversify the business and will maintain to our attention on expenses and margins to deliver bottom-line profitability to our shareholders.

I wish to thank all of our shareholders for your continued support of Force Protection, and I would now like to open up the call to your questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) And our first question is coming from the line of Jim McIlree from Merriman. Please proceed.

Jim McIlree - Merriman Curhan Ford & Co. - Analyst

Thank you, and good evening.

Michael Moody - Force Protection, Inc. - Chairman & CEO

Good evening, Jim.

Jim McIlree - Merriman Curhan Ford & Co. - Analyst

Can you help me put a little bit greater definition on the vehicle deliveries in 2011? I think — I mean, when we look at the Buffalo, you obviously have the backlog of close to 60. And then, Randy, I think you said something about expecting orders of a hundred or so for the next couple of years. But it also sounds like the first half is weak in terms of — or all vehicle deliveries, and so kind of — how does that play out? Do you expect similar units of the Buffalo in 2011 versus 2010, or it’s up, but it’s all back-end loaded, or can you help me understand that a little bit?

Randy Hutcherson - Force Protection, Inc. - COO

Well, it is back-end loaded. We have — as I discussed, you know, we’re looking to get to the program of record status, so what the Army has said, we — we’ve got orders that take us out through July right now. There are several initiatives we’re working on that will continue with a stream of Buffalo orders through the remainder of the year. In fact, I’m very confident that in a very short period of time, we’ll be able to announce an order that really covers us on Buffaloes through the end of the year.

And on top of that is the program of record that we’re looking to — which requires several — there are several requirements for us to — that we have to deliver to in order for the Army to go forward to get the program of record status for the program. We expect to complete those in the summer, late summer time frame, and currently are on schedule to do that. We’re looking at ways that if we complete that and that next order comes in, that we’re ready to deliver vehicles off of that order in 2011.

Jim McIlree - Merriman Curhan Ford & Co. - Analyst

So you said that you can see your way to covering the Buffalo deliveries in 2011, before you started talking about the program of record. So does that imply that you think you can do about 20 units per quarter without the program of record, and then program of record would be in addition to that?

Randy Hutcherson - Force Protection, Inc. - COO

Yes, that’s what we’re — that’s what we’re looking to put in place.

Jim McIlree  - Merriman Curhan Ford & Co. - Analyst

Right.  And then just one more, and I’ll get back in line. On the Ocelot, for the LPPV contract, the 200 vehicles, can you map out how that delivery schedule looks for this year, as well as next?

Randy Hutcherson - Force Protection, Inc. - COO

There’s a — it’s about fifty-fifty, between what we would deliver at the end of this year into next year. There’s a lot of work yet to be done there as they’re standing up for that production, and it is definitely in the latter part of the year that deliveries start, but we’re looking at pretty close to a fifty-fifty split between those.

Jim McIlree  - Merriman Curhan Ford & Co. - Analyst

Okay. And we’re talking a fifty-fifty split on the 200 vehicles that have been ordered?

Randy Hutcherson - Force Protection, Inc. - COO

That’s correct, yes. That’s correct.

Michael Moody - Force Protection, Inc. - Chairman & CEO

Just a couple of other aspects to that, too. One of the things, even though this isn’t an urgent requirement, one of the terrific things from our point of view is the UK MoD is taking the time to do some extensive reliability growth trials on this vehicle. And I think that’s going to serve them and us extremely well when this vehicle is deployed in Afghanistan, so that a lot of that work is going on now, as we mentioned, and I think it’s going to help in terms of the maturity of the vehicle. The other, which we did mention, also, is that there’s an extensive amount of discussion going on within the UK MoD and the government, and we are obviously having those discussions, as well, as to — when an additional order might come, to really seek to keep this production line hot. We believe that an initial buy of these vehicles is in the 400 to 450 range, which I think we’ve talked about before. So they’re working pretty hard to find that money, and pretty hard to add that on to this production in ‘12.

Jim McIlree - Merriman Curhan Ford & Co. - Analyst

But not 400 or 450 in ‘12. That would just to be keep it beyond ‘12, correct?

Randy Hutcherson - Force Protection, Inc. - COO

Yes. The requirement — the current requirement is somewhere around 400 to 450 vehicles. They’ve ordered 200. We would expect that additional 200 to 250 order to hopefully come in ‘11 so that the line will remain hot in ‘12 and we would deliver those vehicles, those additional 200-plus vehicles in ‘12.

Jim McIlree - Merriman Curhan Ford & Co. - Analyst

And is it possible to use the facilities in the UK as an export facility for other potential procurements, or would other procurements require local manufacturing as well?

Michael Moody - Force Protection, Inc. - Chairman & CEO

Yes it is. A number of countries, as you know, require local manufacturing. It’s not necessarily 100%, so you can look at a situation where there might be a minimum requirement. Also, there can be opportunities where there might be a ramp up while production is established in some location, but clearly, we believe that the — a UK facility can be used for export, and so does the UK government. They have engaged us very actively. We were at this show together in Abu Dhabi only a couple of weeks ago, and the UK government is very interested in finding export markets for this vehicle and is working actively with us.

Jim McIlree  - Merriman Curhan Ford & Co. - Analyst

Okay. Great. I’ll get back in line. Thank you.

Michael Moody - Force Protection, Inc. - Chairman & CEO

Thank you.

Operator

Your next question comes from the line of Josephine Millward from Benchmark. Please proceed.

Josephine Millward - Benchmark Capital - Analyst

Hello. Good afternoon.

Michael Moody - Force Protection, Inc. - Chairman & CEO

Josephine, good afternoon. How are you?

Josephine Millward - Benchmark Capital - Analyst

I’m doing well, Michael. How are you?

Michael Moody - Force Protection, Inc. - Chairman & CEO

I’m good, thank you.

Josephine Millward - Benchmark Capital - Analyst

Can you give us a better sense on timing regarding the 50 to 75 Cougar variance you are expecting this year? Because I think you only have 24 in your backlog. If you can give us a sense of when we might see these orders and where they are coming from?

Randy Hutcherson - Force Protection, Inc. - COO

Sure.

They’re — a good portion of them are additional UK orders that we would expect to start — we actually start work on them in the second quarter, and possibly even some delivery near the back end of the second quarter, but they’re primarily third and fourth quarter deliveries. There is a requirement for a small number from the US government that we know is definitely coming in the back half of the year. And as I said, we are working several international customers, some coalition partners, but all of that looks — and some of it’s very, very promising. I would — am very confident that we’ll get some of those orders and deliveries this year, but, you know, the orders will come here probably in the second, third quarter, with deliveries in the third and fourth quarter. It really — it’s just all stacking up towards the end of the year.

Josephine Millward - Benchmark Capital - Analyst

Okay. And maybe Charlie, can you help us out on the restructuring charges? You mentioned that you don’t expect to be profitable in the first half. If you can give us a sense of how we should model the quarters based on — and how much restructuring are we looking at for the first half?

Charlie Mathis - Force Protection, Inc. - CFO

Well, I think you saw the press release, of which we announced the reduction in force, in the first quarter. We’re looking at that and some other cost-reduction initiatives. There’s not a tremendous amount of restructuring that we’re talking about, but we are saying that through the first half of the year, because of the timing of the orders and the deliveries, it’s going to be a challenge to be profitable.

Josephine Millward - Benchmark Capital - Analyst

Okay. So it’s more of a volume issue in the first half?

Michael Moody - Force Protection, Inc. - Chairman & CEO

It’s — I might express it this way, Josephine. One of the things that’s happening in our business, you can see this if you look over a period of time, is our business is evolving from a business which was primarily focused on manufacturing vehicles in Ladson. And we certainly will continue to manufacture vehicles here, but we are standing up as a manufacturing presence in the United Kingdom. If we’re successful in Australia and Canada, we’ll be doing similar things there. We have well over 400 field service representatives and, effectually — effectively, manufacturing operations in Kuwait and Afghanistan. So a lot of what’s happening here is a change in the profile of the business, as we’re establishing the business for the long term.

But ending up right on top of that is this unevenness of our revenues, and we’ve seen this in the past before. This is — as we reported for 2010 and ‘09, we do have this situation where a lot of our revenue comes in the second half.

Josephine Millward - Benchmark Capital - Analyst

Okay. That’s fair.

Michael, can you talk about how a continuing resolution for the remaining of this fiscal year might impact your outlook? I know sustainment and modernization is a very large part of your business now. How do you think that could impact your MRAP sustainment and modernization, and also your expectation on the Buffalo?

Michael Moody - Force Protection, Inc. - Chairman & CEO

We don’t really think that’s going to impact us at all.

Randy Hutcherson - Force Protection, Inc. - COO

Yes, Josephine, I’ll jump in on this. You know, there is no — with respect to the US government and things we’re doing, there is no new start, if you will, that we’re looking at in 2011. Which the continuing resolution really would affect the new starts. Our current customers, because of the CR, will be able to spend at the levels they spent at in 2010. And that covers the things that we anticipated we were going to be doing with them anyway with respect to modernization and the numbers of Buffaloes ordered, and those kinds of things. So we don’t expect the CR to really affect us in 2011.

Josephine Millward - Benchmark Capital - Analyst

That’s good news, because, you know, the Pentagon is trying to reprogram all of the Humvee procurement funding from the fiscal year ‘10 budget away to buy other things.

Randy Hutcherson - Force Protection, Inc. - COO

Yes.

Josephine Millward - Benchmark Capital - Analyst

So I just wanted to make sure that you feel good about your modernization and sustainment in Buffalo funding.

Michael Moody - Force Protection, Inc. - Chairman & CEO

Yes we do. Yes, we do.

Josephine Millward - Benchmark Capital - Analyst

Thank you very much.

Michael Moody - Force Protection, Inc. - Chairman & CEO

You’re right, there’s a lot of money moving around, that’s for sure.

Josephine Millward - Benchmark Capital - Analyst

Right.

Operator

Your next question comes from the line of Brian Ruttenbur from Morgan, Keegan. Please proceed.

Brian Ruttenbur - Morgan, Keegan & Company - Analyst

Yes. Thank you very much. Good quarter.

I’m wanting to understand, G&A was higher than what we anticipated in this fourth quarter. Was there any one-time charges in there that took place and then maybe — I’ve got a couple of other follow ups.

Charlie Mathis - Force Protection, Inc. - CFO

You know, let me talk a little bit about the G&A. There was some additional business development, strategic initiatives that was in the fourth quarter. If you look at our run rate over the last two years for G&A, it’s averaged about $78 million on average, about $19 million per quarter and adjusting for litigation settlement, other things. And we anticipate that the G&A will be in the $18 million to $20 million per quarter going forward in 2011.

Brian Ruttenbur - Morgan, Keegan & Company - Analyst

Okay. So if it’s $18 million to $20 million per quarter going forward, does that include any severance, as you reduce your force, does $18 million to $20 million include those severance packages and other things like that or exclude that?

Charlie Mathis - Force Protection, Inc. - CFO

That would include it but would put it at the high end of the range.

Brian Ruttenbur - Morgan, Keegan & Company - Analyst

Okay. And then R&D, about $6 million a quarter, or reducing down?

Charlie Mathis - Force Protection, Inc. - CFO

We’re, again, looking at — the fourth quarter was $5.9 million and is more in the normal range. Really looking at $4 million to $5 million per quarter, $16 million, $20 million R&D spending per year.

Michael Moody - Force Protection, Inc. - Chairman & CEO

The other thing I’d say about both of those, Brian, is that we certainly recognize that we are in some important competitions. And we believe, as I was saying in my prepared comments, that we have some excellent offerings in Australia and Canada. We’re looking at how we can get the Ocelot into the United States.

And to do that requires investment. It requires investment in R&D to make sure that we meet the local requirements, requires the business development and those sorts of things. We are balancing the need to contain our G&A expenses and keep our R&D in a reasonable range, with the recognition that pursuing a limited number of opportunities where we really think we’ve got an excellent opportunity of winning and resourcing them at the right level really puts us in a good position to generate these revenues. So we continue to evaluate that and balance that equation.

Brian Ruttenbur - Morgan, Keegan & Company - Analyst

Okay. Very good. You mentioned in the first half of the year on a GAAP earnings per share basis being unprofitable. Can you tell us, you know, are we talking about $0.10, $0.20 negative, or are we talking just about break even in the first half of the year?

Charlie Mathis - Force Protection, Inc. - CFO

Like I said, I think it’s going to be a challenge. We’re going to be challenged for the first half of the year, and that’s probably all the guidance we’ll say. We’re certainly looking to put mitigation plans in place. There is the unevenness of the revenue that we have talked about, but it will be a challenge for us, and the second half will be much stronger than the first.

Brian Ruttenbur - Morgan, Keegan & Company - Analyst

Okay. And then maybe if you could — I’m going to dig a little bit more, sorry. On the revenue weighting, it’s going to be more like 30% in the first half and 70% in the second half, or is it more like 40% and 60%? I’m just trying to weight things on how things are going to shake out for the year.

Charlie Mathis - Force Protection, Inc. - CFO

I would — again, the second half of the year will be much stronger. I’m not sure exactly what the weighting would be, 40% or 60%, but it will be stronger, as we’ve seen in the past, for the full year.

Brian Ruttenbur - Morgan, Keegan & Company - Analyst

Okay. And then in terms of revenue growth —

Charlie Mathis - Force Protection, Inc. - CFO

Maybe I should add a little bit on this and kind of why it is and the timing of the orders. The Ocelot, obviously, is a big part of that, because we have that in backlog, and there’s 100 vehicles that we’re looking to ship. And all of those, again, delivering in the second half of the year. The other part of the swing in the revenue that we normally see is on the modernization, and those modernization orders are coming in, and all the modernization hardware kits are going to be shipped in the second half of the year.

Brian Ruttenbur - Morgan, Keegan & Company - Analyst

Okay. So do you anticipate, in terms of growth, this year or next year, are you looking for single-digit growth, or double-digit growth, top line?

Charlie Mathis - Force Protection, Inc. - CFO

I would say single digit.

Brian Ruttenbur - Morgan, Keegan & Company - Analyst

Okay. And then, last question. Your backlog, I think you mentioned 210 vehicles this year versus 60 last year, and your backlog was $562 million. Of that 562, how much is shippable — will be shipped in the next 12 months? All of it?

Michael Moody - Force Protection, Inc. - Chairman & CEO

In this year, it’s about the $400 million. I think we’ve got $400 million as the backlog for ‘11 and the rest is in ‘12.

Brian Ruttenbur - Morgan, Keegan & Company - Analyst

Okay. And then, what was it last year at this time?

Charlie Mathis - Force Protection, Inc. - CFO

Last year, I think the backlog at the end of 2009 was about $190 million.

Brian Ruttenbur - Morgan, Keegan & Company - Analyst

Okay. Great. Those were my questions. Oh, was there any — there hasn’t been any new update on Canada or Australia, there’s been no changes there, correct?

Michael Moody - Force Protection, Inc. - Chairman & CEO

Well, only this, that I don’t think in regard to Australia … Randy reported that we’ve delivered the two evaluation vehicles. That was at the end of February. They are currently undergoing trials. We believe that the decision by the Australian government on this MSA program will be in our summer or fall, and they have an interesting situation, of course, participating in JLTV as well as having this MSA option. But that program is proceeding along, and the vehicles are there, and they’re being evaluated.

In Canada, I think that we are expecting this — very quickly, and we think that that program could move towards a contract award this year. So the Australian program will be longer than that as we go through this down select, but both of them are pretty much moving as we expected them to.

And the other — just a couple of things about that. Both of these are for core program requirements. They’re not being purchased for Afghanistan, they’re not related to war in Afghanistan. And fortunately, both Canada and Australia are in a financial situation where these programs look like they’re going to survive, that they’re not as challenged as we are in the UK at the moment.

Brian Ruttenbur - Morgan, Keegan & Company - Analyst

Great. Thank you very much.

Operator

Your next question comes from the line of Joe Maxa from Dougherty & Company. P lease proceed.

Joe Maxa - Dougherty & Company - Analyst

Thank you. Charlie, just to be clear on the earnings growth you’re expecting, is that based on your GAAP $0.22 number or the pro forma $0.30 number?

Charlie Mathis - Force Protection, Inc. - CFO

That would be on the full number, $0.30.

Joe Maxa - Dougherty & Company - Analyst

Okay. Very good. And then your effective tax rate, what are you expecting for this year?

Charlie Mathis - Force Protection, Inc. - CFO

34%, 35%.

Joe Maxa - Dougherty & Company - Analyst

Okay, 34% to 35%. So you had a catch up in Q4.

Charlie Mathis - Force Protection, Inc. - CFO

Right.

Joe Maxa - Dougherty & Company - Analyst

Okay. And you’ve indicated you had some vehicles, have shipped since quarter end, or about to ship, if they hadn’t, in Q4. Can you give us a ballpark, at least an idea of what you’re looking for vehicles this quarter, since we’re close to the end?

Charlie Mathis - Force Protection, Inc. - CFO

I’m sorry, could you say that again?

Joe Maxa - Dougherty & Company - Analyst

I’m just wondering where we look at in the quarter as far as vehicle ships, because you had a number that didn’t ship in Q4. So would we expect a little bit stronger shipment in Q1 that got pushed into Q — from Q4 got pushed out, or should we think in Q2 is going to be a little bit bigger?

Randy Hutcherson - Force Protection, Inc. - COO

It would be in Q1. Those deliveries of the vehicles, primarily the Buffalo, the waiting on inspection, there were a number of vehicles that were in transit to the UK that arrived in the first quarter. So the first quarter will be stronger than the second quarter.

Joe Maxa - Dougherty & Company - Analyst

Got it. Got it. And then would we expect a similar scenario with modernization in Q1, as some of the products you’re working on finish in Q4?

Randy Hutcherson - Force Protection, Inc. - COO

Yes. That’s correct.

Joe Maxa - Dougherty & Company - Analyst

All right. Very good. And then I wanted to ask about the turmoil in the Mideast, if that — I know fairly recent, but if you’ve been having more activity because of that, or some interest in your vehicles, the Ocelot, or dare I say, the Cheetah?

Michael Moody - Force Protection, Inc. - Chairman & CEO

We were at the IDEX show in the Middle East only in the last couple of weeks, and certainly that was while a lot of this was happening in that region, and there was a significant amount of interest in our vehicles. We certainly are looking at opportunities for the Cheetah and the lighter vehicles, too. So there’s no doubt that this turmoil in that area has got people talking to us, and we — as I said, the fact we were in the region at the time and had our vehicles, we had the JAMMA and the Ocelot at that IDEX show, and there was a substantial amount of interest in both vehicles.

Joe Maxa - Dougherty & Company - Analyst

What do you see as the long-term opportunity with the LPPV program, as far as parts and sustainment?

Randy Hutcherson - Force Protection, Inc. - COO

Well, it — you know, it’s like the other programs that we’ve had with the UK. They will look for all of that sustainment and stuff that they do on all — that they have on all of their UOR vehicles — so we would expect that to be a substantial part of it going forward.

I can tell you that they are also treating this urgent requirement a little differently than they’ve treated other ones with respect to learning some lessons about provisioning for spares and stuff up front, which they didn’t do on the other programs we had with them, so that actually, I think it could end up being stronger than other programs. Part of that also will be tied, though, with how long the conflict in Afghanistan keeps going, and how much those vehicles get used in Afghanistan.

Michael Moody - Force Protection, Inc. - Chairman & CEO

Yes. That was certainly one of the things that is pleasing. I talked before about how the UK MoD has embarked, and we’re working with them on these reliability growth trials. That’s just one aspect of a whole range of things they’re doing.  Even though this has been purchased as an urgent requirement, the vehicle will become part of the core capability in the UK.

The British Prime Minister has announced that the British forces will stay in Afghanistan through 2015, and certainly we expect the LPPV, or Foxhound, as they call it, to be in Afghanistan actively until that period of time. But this provisioning is well underway. The other work is well underway, and I think that Force Protection is — Force Protection Europe, specifically, is — doing a great job in making sure that they’ve got all their provisioning and the spares work is being done. So I think this has really got the prospect of long-term opportunity, not just in terms of these 400 to 450 vehicles, but well beyond that in the UK, as well as export.  We talked about that before.

Joe Maxa - Dougherty & Company - Analyst

The initial spares that are going along with the Ocelot vehicles, will we see those mostly in 2011, or will they be spread out like the vehicles?

Randy Hutcherson - Force Protection, Inc. - COO

I think they will be spread out. They’re going to get — they’re looking for a cadre of vehicles to start training late this year, and that’s about 40 vehicles, so there will be a spares pack that will go along with that training set to ensure that the training can take place. And then again if the program stays on track, we would expect in the first — late in the first quarter, early in the second quarter of next year for the vehicles to actually go into theater, in which another substantial spares pack would go with them.

Joe Maxa - Dougherty & Company - Analyst

So of the initial $280 million contract, the spares piece of it would be more weighted to 2012?

Randy Hutcherson - Force Protection, Inc. - COO

I think probably — yes, I think the delivery of them certainly would be more heavily weighted to ‘12. Yes.

Michael Moody - Force Protection, Inc. - Chairman & CEO

But there will be some packs around this training, as Randy said.

Joe Maxa - Dougherty & Company - Analyst

All right. Thank you very much.

Randy Hutcherson - Force Protection, Inc. - COO

Thank you.

Operator

Your next question comes from the line of Paul Meeks from Capstone. Please proceed.

Paul Meeks - Capstone Investments - Analyst

Guys, first of all, I just wanted to get a clarification. Do you expect — you’ve made the comment about revenue and earnings, do you expect operating cash flow to be higher in 2011 than 2010?

Charlie Mathis - Force Protection, Inc. - CFO

Yes.

Paul Meeks - Capstone Investments - Analyst

Okay. Do you expect any more litigation charges, or are we done through that whole mess?

Michael Moody - Force Protection, Inc. - Chairman & CEO

We think we’re fully provisioned for that.

Paul Meeks - Capstone Investments - Analyst

Okay.

Michael Moody - Force Protection, Inc. - Chairman & CEO

They just — we might just add that more broadly, Paul. There’s not a final resolution to those matters. As you know, we’re waiting for some final rulings from the court, but we expect that reasonably soon, and we believe we’re fully provisioned.

Paul Meeks - Capstone Investments - Analyst

What do you expect your CapEx to be in 2011?

Charlie Mathis - Force Protection, Inc. - CFO

We’re looking at $15 million, $16 million, in that range.

Paul Meeks - Capstone Investments - Analyst

Okay.

Michael Moody - Force Protection, Inc. - Chairman & CEO

Just commenting a little on that — I won’t add to everything, but commenting a bit on that. One of the things about our capital expenditures, we have put a lot of effort into not only what R&D we expense, but facilitizing our R&D facility here in Summerville, but also arranging Edgefield so that we can get more use with that, so we can be more actively testing vehicles and doing other testing as well. So a significant amount of our capital expenditure has been in terms of lifting the capability around R&D, and so you see that as a capital item rather than an R&D expense item.

Paul Meeks - Capstone Investments - Analyst

And the last thing I have — let me know if you want to take this off-line, given the people listening to the call — but I wanted to get a little bit more details about the cost reduction. Charlie talked about with severance, with people leaving the firm, gave us a kind of a high end of the range number for some operating expense items. But how many people are leaving, when are they leaving, or have they left, and what is the reduction in cost from this move? Then you also said on that conference call preamble that you’re looking for more cost efficiencies. Do we have more of such?

Charlie Mathis - Force Protection, Inc. - CFO

So just — what we — when we made the decision to — that we had to let folks go and reduce the force and right-size the force here, just recently, what we were looking at is, for the last 10 months of the year, to save $7 million in expenses. And so that’s not all — obviously not all in salaries and stuff, but there are other initiatives that we’re looking at with respect to, from telephones to everything, you know, to reduce and get that number, and we believe we’ve got enough initiatives there to get that $7 million in savings.

Paul Meeks - Capstone Investments - Analyst

So, Charlie, this is $7 million in annual savings, from the run rate through the first 10 months of 2010?

Charlie Mathis - Force Protection, Inc. - CFO

Yes. That’s correct. $7 million.

And let me also just clarify something regarding the restructuring and the costs that we’re incurring, to do this in the first and second quarter, and I think Brian had asked the question about the magnitude of the challenge in the first two quarters. And it’s closer to that break-even number than it is to anything of a significant magnitude, and so I just want to keep that in context, so that you all understand that we’re really looking at break-even to a slight loss for the first half of the year.

Paul Meeks - Capstone Investments - Analyst

I don’t have any other questions. Thank you.

Michael Moody - Force Protection, Inc. - Chairman & CEO

Thank you.

Operator

Your next question comes from the line of Jonathan Richton from Imperial Capital. Please proceed.

Jonathan Richton - Imperial Capital - Analyst

Hello, good evening.

Michael Moody - Force Protection, Inc. - Chairman & CEO

Good evening, Jonathan.

Jonathan Richton - Imperial Capital - Analyst

One question I just have regarding the current inventory increase year-over-year. Was that due to a timing issue, and that’s expected to improve later towards the second half of the year, or any clarity or color on that would be appreciated.

Randy Hutcherson - Force Protection, Inc. - COO

Yes, that is true. We don’t typically have finished goods in inventory. Typically, when things get completed, they’re accepted and shipped. And as I mentioned on the call, there were about 28 vehicles in finished goods inventory that either delivered to the port in the UK or that were inspected in the first quarter. So the inventory, as well as some other components that were shipped in the first quarter, so those inventory numbers would come down.

Jonathan Richton - Imperial Capital - Analyst

Okay. So — and then just kind of staying on this theme of cash, the approval of a share repurchase program, is the intentions to over the next 12 or 18 months to actively go out, or the intention of that approval was more to have the flexibility of buying it when you — when the Company sees an opportunity to purchase shares at value?

Randy Hutcherson - Force Protection, Inc. - COO

We’re looking at, over the next 12 months, I think was the authorization, and we’ll be putting in place this share repurchase to — for times in which we believe that the stock price and the Company is undervalued, as we believe now. So we will be putting this in place with the intent of purchasing up to $20 million of shares.

Jonathan Richton - Imperial Capital - Analyst

So you expect to see a fair portion of that, or a significant portion of that being used, within the next 12 months, in 2011?

Randy Hutcherson - Force Protection, Inc. - COO

Yes. If — like I said, if the Company continues to be what we believe is undervalued, yes.

Jonathan Richton - Imperial Capital - Analyst

All right. And then you mentioned about the timing of definitizing about half of $53.8 million. Is that expected to come — be more even throughout the year, or more weighted toward the second half, or toward the first half of the year?

Charlie Mathis - Force Protection, Inc. - CFO

We’re continuing to work on those as — every day, so we expect in the first half of the year to have those contracts definitizing and collect the cash.

Jonathan Richton - Imperial Capital - Analyst

Okay. And then lastly, in terms of acquisitions, maybe you can just provide some, you know, additional color on how you guys have been seeing the marketplace since the fourth quarter, and so far beginning of this year, and how you’re — you guys are approaching that.

Michael Moody - Force Protection, Inc. - Chairman & CEO

I think we’d indicated during last year that it’s important for Force Protection that we build a more diversified business, that we’ve got a great foundation with our business here. But we think that there is value and we can utilize our cash and other resources to diversify the Company. We have put a significant amount of activity into that, and we are approaching that quite cautiously, and we need to be very thoughtful about it. So we are looking at a medium-sized acquisition, something which might consume $25 million, maybe, up to $100 million of cash. But in that range, we’ve looked at some opportunities. We recognize that we need to be thorough and thoughtful about that, and we have a gated process, which we’re working a number of opportunities through, and we’ll continue to do that.

One of the important points of the comments I made at the end of the call is that we clearly recognize that there’s value in doing everything that will center around acquisitions, but there is also a lot of traction in our basic business as well. We are interested in looking at acquisitions. We are interested in looking at ways in which we diversify the Company there, but the successes we’re having with the — particularly the Ocelot and then the progress we’re making in the other competitions is giving us an opportunity to broaden the Company so that we’re not just focused on the US budget and what happens here. We have opportunities to sell vehicles to other countries. We have opportunities to sell a range of vehicles which are not just our current MRAP vehicles. So I think anything that we do in terms of acquisition will be balanced with the opportunities we have to invest in our current business, and I think that they are excellent opportunities, as well.

Jonathan Richton - Imperial Capital - Analyst

Okay. Great. Thank you very much.

Operator

At this time, I’m showing no further questions in queue. I would like to turn the call back over to Mr. Michael Moody for any closing remarks.

Michael Moody - Force Protection, Inc. - Chairman & CEO

Thank you very much. Appreciate you all joining us for the call today, and I certainly appreciate those questions.

What I would like to do is, again, thank you all for being here. I would like to remind you that our annual shareholders meeting is on Friday, April 22, but we’re having our meeting at the North Charleston Convention Center on at 10.00 AM on Friday the 22nd of April. And certainly, all of you who can come are very much welcome. We would be delighted to seeing you there.

So we look forward to seeing you then or on our next call. Thank you very much, everyone. Thank you.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.

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